Exhibit 99.1

             Pactiv Agrees to Settle Class-Action Lawsuit

    LAKE FOREST, Ill.--(BUSINESS WIRE)--Nov. 3, 2003--Pactiv Corporation (NYSE:PTV) today announced that it has reached an agreement to settle a civil, class-action lawsuit filed in 1999 against Tenneco Inc., Tenneco Packaging, and Packaging Corporation of America, Tenneco's former containerboard business, as well as a number of other U.S. containerboard manufacturers. As previously disclosed by the company, Pactiv, in connection with its spin-off from Tenneco, was assigned responsibility for defending claims against Tenneco with respect to this lawsuit.
    "While all of the containerboard manufacturing defendants in the lawsuit believe that the allegations have no merit, several of them recently entered into settlement agreements. Given the legal costs of going forward with the lawsuit and the uncertainty associated with a potentially significant treble damage claim, we believe it to be in the best interest of our shareholders to settle this matter at this time," said James V. Faulkner, Pactiv's vice president and general counsel.
    Since the action was filed, certain members of the original class action opted out and filed their own lawsuits.
    The settlement, which must be approved by the court, will result in Pactiv recording an after-tax charge of $35 million, or $0.22 per share, as reflected in the attached schedules. This charge includes the establishment of a reserve for the estimated liability associated with the opt-out lawsuits. While this settlement has just been reached and as such is a fourth quarter event, SFAS No. 5, Accounting for Contingencies, requires the charge to be booked in the third quarter because it relates to an existing, previously disclosed matter, and the company's third quarter Form 10Q has not yet been filed.
    Pactiv's 2003 earnings outlook, given at the time of the third-quarter earnings release on October 22, 2003, did not anticipate this charge to earnings. While the company's estimate of fourth-quarter earnings per share from continuing operations of $0.40 to $0.42 remains unchanged, the full-year estimate, adjusted to reflect this charge, is expected to be in the range of $1.20 to $1.22 per share. Free cash flow (cash provided by operating activities less capital expenditures), adjusted for this settlement cost, is targeted to be $195 million to $215 million. Earnings-per-share guidance for 2004 of $1.58 to $1.65, remains unchanged.
    This press release includes certain "forward-looking statements" such as "will result", "is expected to be" and "is targeted to be". These statements are based on management's current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment. More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 52 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.
    Pactiv Corporation, a $2.9 billion company, is a leading provider of advanced packaging solutions for the consumer, foodservice/food packaging and protective/flexible packaging markets. The specialty packaging leader currently operates 73 facilities in 14 countries around the world. For more information about Pactiv, visit the company's web site at www.pactiv.com.


                          Pactiv Corporation
                   Consolidated Statement of Income
                              (Unaudited)

(In millions, except per-share data)

                      Three months ended         Nine months ended
                      September 30, 2003         September 30, 2003
                      As                       As
                    prev-                     prev-
                   iously                     iously
                   report-  Adjust-   As     report- Adjust-     As
                   ed (1)    ment  adjusted   ed (1)  ment    adjusted

Sales              $ 793    $  -     $ 793  $ 2,320   $  -    $ 2,320

Costs and
 expenses
Cost of sales
 (excl. depr.
 and amort.)         550       -       550    1,629      -      1,629
Depr. and amort.      41       -        41      122      -        122
SG & A                80       -        80      233      -        233
Other income, net      -       -         -       (1)     -         (1)

Operating income     122       -       122      337      -        337

Tenneco Packaging
 litigation settle-
 ment and other        -      56        56        -     56         56
Interest expense,
 net                  23       -        23       71      -         71
Income tax expense    38     (21)       17      101    (21)        80
Minority interest      -       -         -        1      -          1

Net income          $ 61    $(35)     $ 26     $164   $(35)    $  129

Avg. common shares
 outstanding
 (dil.)            159.2   159.2     159.2    160.3  160.3      160.3

Net income        $ 0.38  $(0.22)   $ 0.16   $ 1.02 $(0.22)    $ 0.80

Gross margin
 (before depr.
  & amort.)         30.6%             30.6%    29.8%             29.8%
Operating margin    15.4%             15.4%    14.5%             14.5%

(1) As previously reported in Pactiv's press release of October 22, 2003.
                             Schedule 1



                         Pactiv Corporation
 Consolidated Statement of Financial Position as of September 30, 2003
                            (Unaudited)

(In millions)
                                As previously                   As
                                reported (1)    Adjustment   adjusted
Assets
Current assets
 Cash and temporary cash investments  $  186        $    -     $  186
 Accounts and notes receivable           353             -        353
 Inventories                             426             -        426
 Other                                    58             -         58

 Total current assets                  1,023             -      1,023

Property, plant, and equipment, net    1,348             -      1,348

Other assets
 Goodwill                                619             -        619
 Intangible assets, net                  294             -        294
 Pension assets, net                     184             -        184
 Other                                    64             5         69
 Total other assets                    1,161             5      1,166

 Total assets                         $3,532        $    5     $3,537

Liabilities and shareholders' equity
Current liabilities
 Short-term debt, including current
  maturities of long-term debt        $    4        $    -     $    4
 Accounts payable                        207             -        207
 Other                                   303            40        343

 Total current liabilities               514            40        554

Long-term debt                         1,168             -      1,168
Other liabilities                        786             -        786
Minority interest                          8             -          8
Shareholders' equity                   1,056           (35)     1,021

 Total liabilities and
  shareholders' equity                $3,532        $    5     $3,537

(1) As previously reported in Pactiv's press release of October 22, 2003.

                            Schedule 2



                        Pactiv Corporation
               Consolidated Statement of Cash Flows
                           (Unaudited)

(In millions)

                                As previously                   As
                                reported (1)    Adjustment   adjusted
Nine months ended September 30, 2003
Operating activities
Income from continuing operations     $  164        $  (35)    $  129
Adjustments to reconcile income
 from continuing operations to
 cash provided by continuing
 operations
   Depreciation and amortization         122             -        122
   Deferred income taxes                  48            (5)        43
   Noncash retirement benefits, net      (45)            -        (45)
   Working capital                       (21)           40         19
   Other                                   7             -          7
Cash provided
 by operating activities                 275             -        275

Investing activities
Net proceeds from sale of
 businesses and assets                     2             -          2
Expenditures for property, plant,
 and equipment                           (81)            -        (81)
Acquisitions of businesses and assets    (22)            -        (22)
Other                                     (2)            -         (2)
Cash used by
 investing activities                   (103)            -       (103)

Financing activities
Issuance of common stock                  12             -         12
Purchase of common stock                 (59)            -        (59)
Retirement of long-term debt             (67)            -        (67)
Net decrease in short-term debt,
 excluding current maturities
 of long-term debt                        (1)            -         (1)
Cash used by
 financing activities                   (115)            -       (115)

Effect of foreign-currency exchange
 rate changes on cash and temporary
 cash investments                          2             -          2

Increase in cash and temporary
 cash investments                         59             -         59
Cash and temporary cash
 investments, January 1                  127             -        127
Cash and temporary cash
 investments, September 30           $   186         $   -    $   186

(1) As previously reported in Pactiv's press release of October 22, 2003.

                            Schedule 3



                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
                      Outlook for Full Year 2003


                                    Year ended December 31,
                               2003 (Outlook)          2002 (Actual)
                         High Estimate  Low Estimate
Free cash flow
 (in millions)
Cash provided by
 operating activities -
 US GAAP basis               $  335       $   315       $    384

Less: capital expenditures     (120)         (120)          (126)

 Free cash flow(a)           $  215       $   195       $    258



(a) "Free cash flow" is defined as cash provided by operating activities less amounts for capital expenditures. Both of these amounts have been calculated in accordance with US GAAP. The company's management believes "free cash flow", as defined, provides a useful measure of the company's liquidity. The company's management uses "free cash flow" as a measure of cash available to fund required or early debt retirement and incremental investing and/or financing activities, such as, but not limited to, acquisitions and share purchases.

                            Schedule 4




    CONTACT: Pactiv Corporation
             Lisa Foss, 847-482-2704 (Media Relations) lfoss@pactiv.com
             Christine Hanneman, 847-482-2429, (Investor Relations) channeman@pactiv.com